Exhibit 99.1

GT Solar International, Inc. Reports Results for First Quarter Fiscal Year 2011

Shows Strong Revenue, Solid EPS, and Continued Bookings Momentum

MERRIMACK, N.H.--(BUSINESS WIRE)--August 4, 2010--GT Solar International, Inc. (NASDAQ: SOLR) ("GT Solar"), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today reported results for its first quarter fiscal year 2011, which ended July 3, 2010. The recently announced acquisition of Crystal Systems, Inc. occurred after the close of this period.

Revenue for the first fiscal quarter totaled $135.2 million, compared with $194.7 million in the fourth fiscal quarter of 2010 and $71.8 million in the first quarter of last fiscal year. Revenue for the first fiscal quarter included $23.7 million in the polysilicon segment and $111.5 million in the Photovoltaic (PV) segment, of which $41.1 million was for turnkey.

Gross profit for the first quarter totaled $45.9 million, or 34.0 percent of revenue, compared to $73.1 million, or 37.5 percent of revenue in the fourth quarter of fiscal year 2010 and $35.0 million, or 48.7 percent of revenue for the first quarter of last fiscal year. This quarter’s gross margin percentage was lower than the company’s average annual rate due to lower-than-average margins for the turnkey revenue.

Operating margin for the quarter was 20.0 percent of revenue, compared to 28.4 percent of revenue in the fourth quarter of last fiscal year and 21.7 percent in the first quarter of fiscal 2010.

The company had net income of $16.5 million in the first fiscal quarter, versus $33.3 million in the fourth fiscal quarter of 2010 and $7.8 million for the first quarter of last fiscal year. Earnings per share in the first quarter on a fully diluted basis were $0.11, versus $0.23 for the fourth fiscal quarter of 2010 and $0.05 for the first quarter of fiscal 2010.

Cash and short term investments at the end of the first quarter were $276.4 million, compared to $250.7 million at the end of the fourth fiscal quarter of 2010 and $161.4 million for the first quarter of last fiscal year.

As of July 3, 2010, the company’s backlog was $1.12 billion, with $519.8 million in the polysilicon segment and $604.1 million in the PV segment. Included in the total backlog was $321.3 million of deferred revenue. Net new orders for the quarter were $352.8 million.

Management Commentary

“The increase in business activity that we saw in the latter half of fiscal year 2010 continued to build throughout the first quarter of our new fiscal year, leading to a very strong performance,” said Tom Gutierrez, president and chief executive officer. “We exceeded our top line expectations with over $135 million of revenue, had over $352 million of net new bookings, and exited the quarter with a backlog of more than $1 billion.

“This continued high level of demand and improving solar industry fundamentals provide the foundation for us to increase our expectations for the balance of the fiscal year,” continued Gutierrez. “We believe that there is significant potential over the next several years for market expansion within the solar sector and that, with our leading technology in both the DSS furnace and polysilicon reactor businesses, we are very well positioned to compete for future business and capitalize on these opportunities.

“As announced last week, we have completed the acquisition of Crystal Systems. We are very excited about the growth opportunities this offers GT Solar in the rapidly expanding sapphire market,” Gutierrez said. “Crystal Systems has a rich history of innovation and we believe the combination of their technical expertise with our proven global operating experience and capital resources will accelerate the adoption of new low-cost, high-quality crystalline sapphire solutions and maximize the attractive opportunities we have identified in equipment, LED, and other specialty markets.”

Business Outlook

The company updated its fiscal year 2011 guidance with revenue of $700 million to $775 million, gross margin of 40 percent to 41 percent and fully diluted earnings per share of $0.90 to $1.00. This guidance includes the effect of the Crystal Systems acquisition. The company will provide additional detail on its outlook during its live webcasted conference call tomorrow morning, details below.

Conference Call, Webcast

The company will host a live conference call at 8:00 a.m. Eastern Time tomorrow, August 5, with Tom Gutierrez, president and chief executive officer, Richard Gaynor, chief financial officer, Dave Gray, vice president and general manager for PV and sapphire systems, and Paul Beaulieu, vice president of business development. During the call the company will review quarterly results, provide an update on longer-term outlook and discuss the recently announced Crystal Systems acquisition.

The call is expected to last approximately 90 minutes and a slide presentation will accompany the call.

The call will be webcast live and can be accessed by logging on to the "Investors" section of GT Solar's website, www.gtsolar.com. No password is required to access the webcast.

The live call can also be accessed by dialing 866.770.7146 for callers in the United States and Canada and 617.213.8068 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through October 5, 2010. To access the webcast replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888.286.8010 for callers in the United States and Canada, or 617.801.6888 for international callers. The telephone replay passcode is 87719031.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company's products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements regarding solar industry demand, opportunities in the sapphire business and the Company’s estimates for future periods with respect to revenue, earnings per share, or other financial information. These statements are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements. These factors may include the possibility that the Company is unable to recognize revenue on contracts in its order backlog. Although the Company’s backlog as indicated above is based on signed purchase orders or other written contractual commitments in effect as of the end of our fourth fiscal quarter, we cannot guarantee that our bookings or order backlog will result in actual revenue in the originally anticipated period or at all, which could reduce our revenue, profitability and liquidity. Other factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that changes in government incentives may reduce demand for solar products, which would, in turn, reduce demand for our equipment, technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal 2010 filed on June 4, 2010. Statements in this press release should be evaluated in light of these important factors. GT Solar International, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands except per share data)
(Unaudited)

	July 3, 2010	April 3, 2010
Assets
Current assets:
Cash and cash equivalents	$256,452	$230,748
Short-term investments	19,962	19,967
Accounts receivable, net of allowance for doubtful accounts of $3,110 and $2,620 respectively	37,333	52,620
Inventories	80,664	68,858
Advances on inventory purchases	127,511	131,986
Deferred costs	28,759	17,110
Deferred income taxes	67,352	72,868
Refundable and prepaid income taxes	1,516	1,516
Prepaid expenses and other current assets	1,721	4,340
Total current assets	621,270	600,013
Property, plant and equipment, net	19,713	19,359
Other assets	683	639
Intangible assets, net	2,414	3,205
Deferred cost	55,867	66,265
Goodwill	42,600	42,600
Total assets	$742,547	$732,081
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,083	$22,132
Accrued expenses	19,783	17,543
Customer deposits	139,109	119,616
Deferred revenue	234,707	229,951
Accrued income taxes	10,361	33,621
Total current liabilities	435,043	422,863
Deferred income taxes	23,679	25,661
Deferred revenue	86,639	104,396
Other non-current liabilities	117	175
Total liabilities	545,478	553,095

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 500,000 shares authorized; 144,386 and 143,815 shares issued and outstanding as of July 3, 2010 and April 3, 2010 respectively	1,444	1,438
Additional paid-in capital	89,480	86,644
Accumulated other comprehensive loss	(6,402)	(5,145)
Retained earnings	112,547	96,049
Total stockholders’ equity	197,069	178,986
Total liabilities and stockholders’ equity	$742,547	$732,081

GT Solar International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	July 3, 2010	June 27, 2009
Revenue	$135,166	$71,819
Cost of revenue	89,243	36,854
Gross profit	45,923	34,965
Operating expenses:
Research and development	3,747	6,399
Selling and marketing	3,711	3,867
General and administrative	10,588	8,329
Amortization of intangible assets	791	791
Total operating expenses	18,837	19,386
Income from operations	27,086	15,579

Other income (expense):
Interest income	163	42
Interest expense	(169)	(177)
Interest component of forward foreign exchange contracts	30	(639)
Other, net	184	(2,363)
Income before income taxes	27,294	12,442
Provision for income taxes	10,796	4,663
Net income	$16,498	$7,779

Net income per share:
Basic	$0.11	$0.05
Diluted	$0.11	$0.05

Weighted-average number of shares used in per share calculations:
Basic	143,977	143,116
Diluted	145,614	145,286

CONTACT:
GT Solar International, Inc.
Media
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts
Bob Blair, 603-681-3869
bob.blair@gtsolar.com